1. Name and Address of Reporting Person
   WELCH, KATHY A.
   4 GREENWAY PLAZA
   HOUSTON, TX 77046
2. Date of Event Requiring Statement (Month/Day/Year)
   01/21/2003
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   EL PASO ENERGY PARTNERS, L.P. (EPN)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT AND CONTROLLER
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Beneficially Owned
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
|1. Title of Security                      |2. Amount of          |3. Ownership    |4. Nature of Indirect Beneficial Ownership     |
|                                          |   Securities         |   Form:        |                                               |
|                                          |   Beneficially Owned |   Direct(D) or |                                               |
|                                          |                      |   Indirect(I)  |                                               |
+------------------------------------------+----------------------+----------------+-----------------------------------------------+

TABLE II -- Derivative Securities Beneficially Owned
+-----------------------+---------------------+---------------------------------+----------+-------------+-------------------------+
|1.Title of Derivative  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conver- |5.Ownership  |6. Nature of Indirect    |
|  Security             |  and Expiration Date|  Underlying Derivative          | sion or  | Form of     |   Beneficial Ownership  |
|                       |  (Month/Day/Year)   |  Security                       | Exercise | Derivative  |                         |
|                       +----------+----------+-----------------------+---------+ Price of | Security:   |                         |
|                       | Date     | Expira-  |                       |Amount or| Deri-    | Direct(D) or|                         |
|                       | Exer-    | tion     |         Title         |Number of| vative   | Indirect(I) |                         |
|                       | cisable  | Date     |                       |Shares   | Security |             |                         |
+-----------------------+----------+----------+-----------------------+---------+----------+-------------+-------------------------+
Unit Option     (right   09/19/2002 09/19/2011 COMMON UNITS            45000     $34.99     D
to buy)                  <F1>

Explanation of Responses:

<F1>
One half of this grant vests each year on the anniversary date of the grant.

SIGNATURE OF REPORTING PERSON
/s/ KATHY A. WELCH

DATE
01/27/2003